                                                                     Exhibit 2.6




                            STOCK PURCHASE AGREEMENT

                         dated as of November 27, 1996

                                 by and between

                              Primark Corporation,

                               Bowne & Co., Inc.,

                              Robert G. Patterson,

                      and Robert G. Patterson, as Trustee

                      of the Rob and Molly Patterson Trust

                              with respect to all

                          outstanding capital stock of

                       Baseline Financial Services, Inc.

                               TABLE OF CONTENTS

                  This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

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                                                                                              Page
                                                                                               No.
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                                                   ARTICLE I

                                          SALE OF SHARES AND CLOSING

         1.01  Purchase and Sale.............................................................   1
         1.02  Purchase Price................................................................   1
         1.03  Additional Payments...........................................................   1
         1.04  Closing.......................................................................   2
         1.05  The Merger....................................................................   2
         1.06  Further Assurances; Post-Closing Cooperation..................................   2

                                                  ARTICLE II

                                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         2.01  Organization of Bowne.........................................................   3
         2.02  Authority.....................................................................   3
         2.03  Organization of the Company...................................................   4
         2.04  Capital Stock.................................................................   4
         2.05  Subsidiaries..................................................................   4
         2.06  No Conflicts..................................................................   4
         2.07  Governmental Approvals and Filings............................................   5
         2.08  Books and Records.............................................................   5
         2.09  Financial Statements..........................................................   6
         2.10  Absence of Changes............................................................   6
         2.11  No Undisclosed Liabilities....................................................   8
         2.12  Taxes.........................................................................   8
         2.13  Legal Proceedings.............................................................  10
         2.14  Compliance With Laws and Orders...............................................  10
         2.15  Benefit Plans; ERISA..........................................................  11
         2.16  Real Property.................................................................  14
         2.17  Tangible Personal Property....................................................  14
         2.18  Intellectual Property.........................................................  14
         2.19  Computer Programs.............................................................  15
         2.20  Contracts.....................................................................  16
         2.21  Licenses......................................................................  18
         2.22  Insurance.....................................................................  18
         2.23  Affiliate Transactions........................................................  18
         2.24  Employees; Labor Relations....................................................  19
         2.25  Environmental Matters.........................................................  19
         2.26  Substantial Customers and Suppliers...........................................  20
         2.27  Brokers.......................................................................  20
         2.28  Schedules.....................................................................  20
         2.29  No Implied Representation.....................................................  20


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
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                                                                                                  No.
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                                                ARTICLE III

                                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         3.01  Organization....................................................................   21
         3.02  Authority.......................................................................   21
         3.03  No Conflicts....................................................................   21
         3.04  Governmental Approvals and Filings..............................................   22
         3.05  Legal Proceedings...............................................................   22
         3.06  Purchase for Investment.........................................................   22
         3.07  Brokers.........................................................................   22

                                                 ARTICLE IV

                                            COVENANTS OF SELLERS

         4.01  Regulatory and Other Approvals..................................................   23
         4.02  HSR Filings.....................................................................   23
         4.03  Investigation by Purchaser......................................................   23
         4.04  No Solicitations................................................................   24
         4.05  Conduct of Business.............................................................   24
         4.06  Financial Statements and Reports; Filings.......................................   25
         4.07  Employee Matters................................................................   25
         4.08  Certain Restrictions............................................................   26
         4.09  Affiliate Transactions..........................................................   27
         4.10  Books and Records...............................................................   27
         4.11  Noncompetition..................................................................   28
         4.12  Appeal Assets...................................................................   29
         4.13  Fulfillment of Conditions.......................................................   29

                                                 ARTICLE V

                                           COVENANTS OF PURCHASER

         5.01  Regulatory and Other Approvals..................................................   29
         5.02  HSR Filings.....................................................................   30
         5.03  Fulfillment of Conditions.......................................................   30

                                                ARTICLE VI

                                    CONDITIONS TO OBLIGATIONS OF PURCHASER

         6.01  Representations and Warranties...................................................  30
         6.02  Performance......................................................................  31
         6.03  Officers' Certificates...........................................................  31
         6.04  Orders and Laws..................................................................  31
         6.05  Regulatory Consents and Approvals................................................  31
         6.06  Third Party Consents.............................................................  31
         6.07  Opinion of Counsel...............................................................  32


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
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
         6.08  Resignations of Directors and Officers...........................................  32
         6.09  Employment Agreements............................................................  32



                                                   ARTICLE VII

                                      CONDITIONS TO OBLIGATIONS OF SELLERS

         7.01  Representations and Warranties...................................................  32
         7.02  Performance......................................................................  33
         7.03  Officers' Certificates...........................................................  33
         7.04  Orders and Laws..................................................................  33
         7.05  Regulatory Consents and Approvals................................................  33
         7.06  Third Party Consents.............................................................  33
         7.07  Opinion of Counsel...............................................................  33

                                                   ARTICLE VIII

                                        TAX MATTERS AND POST-CLOSING TAXES

         9.01  General..........................................................................  39
         9.02  Growth Participation Plan........................................................  39
         9.03  Bowne Pension Plan...............................................................  39
         9.04  Bowne Profit Sharing Plan........................................................  40
         9.05  Employee Bonuses.................................................................  40


                                                     ARTICLE X

                                      SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                                                COVENANTS AND AGREEMENTS

         10.01  Survival of Representations, Warranties,
                  Covenants and Agreements......................................................  40

                                                    ARTICLE XI

                                                 INDEMNIFICATION

         11.01  Indemnification.................................................................  41
         11.02  Method of Asserting Claims......................................................  42



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
                                                                                                 Page
                                                                                                  No.
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                                                ARTICLE XII

                                                TERMINATION

         12.01  Termination.....................................................................  46
         12.02  Effect of Termination...........................................................  46

                                               ARTICLE XIII

                                                DEFINITIONS

         13.01  Definitions.....................................................................  46

                                               ARTICLE XIV

                                              MISCELLANEOUS

         14.01  Notices.........................................................................  55
         14.02  Entire Agreement................................................................  56
         14.03  Expenses........................................................................  56
         14.04  Public Announcements............................................................  56
         14.05  Confidentiality.................................................................  57
         14.06  Waiver..........................................................................  57
         14.07  Amendment.......................................................................  58
         14.08  No Third Party Beneficiary......................................................  58
         14.09  No Assignment; Binding Effect...................................................  58
         14.10  Headings........................................................................  58
         14.11  Invalid Provisions..............................................................  58
         14.12  Governing Law...................................................................  59
         14.13  Counterparts....................................................................  59


                                     - iv -
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                                    EXHIBITS

                EXHIBIT A    Officer's Certificate of Bowne
                EXHIBIT B    Secretary's Certificate of Bowne
                EXHIBIT C    Opinions of Counsel to Sellers
                EXHIBIT D    Form of Employment Agreement
                EXHIBIT E    Officer's Certificate of Purchaser
                EXHIBIT F    Secretary's Certificate of Purchaser
                EXHIBIT G    Opinion of Counsel to Purchaser

                  This STOCK PURCHASE AGREEMENT dated as of November 27, 1996 is made and entered into by and among Primark Corporation, a Michigan corporation ("Purchaser"), Bowne & Co., Inc., a New York corporation ("Bowne") and Robert G. Patterson ("Patterson") and Robert G. Patterson, as Trustee of the Rob and Molly Patterson Trust ("Trust" and, together with Bowne and Patterson, the "Sellers"). Capitalized terms not otherwise defined herein have the meanings set forth in
Section 13.01.

                  WHEREAS, Bowne owns Nine Hundred (900) shares of common stock, par value $0.01 per share, of Baseline Financial Services, Inc., a New York corporation (the "Company"), and Patterson owns 50 shares of common stock, par value $0.01 per share, of the Company and Trust owns 50 shares of common stock, par value $0.01 per share, of the Company, which shares together constitute all issued and outstanding shares of capital stock of the Company (such shares being referred to herein as the "Shares"); and

                  WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                           SALE OF SHARES AND CLOSING

                  1.01 Purchase and Sale. Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, all of the right, title and interest of Sellers in and to the Shares at the Closing on the terms and subject to the conditions set forth in this Agreement.

                  1.02 Purchase Price. The aggregate purchase price for the Shares and for the covenant of Sellers contained in Section 4.11 is $40,000,000 (the "Purchase Price") (allocable to Sellers as follows: $36 million to Bowne, $2 million to Patterson and $2 million to the Trust), payable in immediately available funds at the Closing in the manner provided in Section 1.04.

                  1.03 Additional Payments. At the Closing, Purchaser shall pay the following amounts to Bowne: (i) an aggregate of $541,000 in respect of the vesting of the interests in the Bowne Profit Sharing Plan of each employee of the Company participating in such plan who is not vested as of the Closing Date, and (ii) $192,000 in respect of the vesting of the interests in the Bowne

Pension Plan of each employee of the Company participating in such plan who is not vested as of the Closing Date. In addition, Purchaser hereby agrees to pay and discharge when due the following amounts: (x) up to $284,000 in the aggregate, to the employees entitled thereto under the Baseline Growth Participation Plan, (y) up to $230,000, in the aggregate, to Bowne in payment of the Company's contribution to the Bowne Pension Plan for fiscal year 1996 in respect of the employees of the Company with vested interests in such plan as of October 31, 1996, and (z) up to $250,000 in the aggregate, to the employees entitled thereto in payment of bonuses in respect of the fiscal year ended October 31, 1996.

                  1.04 Closing. The Closing will take place at the offices of Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, N.Y. 10005-1413, or at such other place as Purchaser and Sellers mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay the Purchase Price by wire transfer of immediately available funds to such accounts as each Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two (2) Business Days before the Closing Date. Simultaneously, Sellers will assign and transfer to Purchaser all of their right, title and interest in and to the Shares by delivering to Purchaser certificates representing the Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached. At the Closing, there shall also be delivered to Sellers and Purchaser the opinions, certificates and other Contracts, documents and instruments to be delivered under Articles VI and VII.

                  1.05 The Merger. As soon as practicable following the Closing Date, a wholly-owned subsidiary of Purchaser will be merged with and into the Company with the Company as the surviving corporation.

                  1.06 Further Assurances; Post-Closing Cooperation. (a) At any time or from time to time after the Closing, Sellers shall execute and deliver to Purchaser such other documents and instruments, provide such materials and information and take such other actions as Purchaser may reasonably request more effectively to vest title to the Shares in Purchaser and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Company and its Assets and Properties and Books and Records, and otherwise to cause Sellers to fulfill their obligations under this Agreement and the Operative Agreements to which either of them is a party.

                  (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business or Condition of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement,
(iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any party to this Agreement or any of the Operative Agreements or (v) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

                  (c) Notwithstanding anything to the contrary contained in this Section , if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

                  Sellers hereby represent and warrant to Purchaser as follows:

                  2.01 Organization of Bowne. Bowne is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York.

                  2.02 Authority. Each Seller has full power and authority (corporate and otherwise) to execute and deliver this Agreement and the Operative Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Bowne of this Agreement and the Operative Agreements to which it is a party, and the performance by Bowne of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Bowne, no other corporate action on the part of Bowne or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by each Seller and constitutes, and upon the execution and delivery by each Seller of the Operative Agreements to which it is a party, such Operative

Agreements will constitute, (assuming due authorization, execution and delivery by Purchaser and the other parties to any Operative Agreements) legal, valid and binding obligations of each Seller enforceable against each Seller in accordance with their terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  2.03 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section
2.03 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company to be qualified, licensed or admitted and in good standing would not have a material adverse effect on the Business and Condition of the Company. Sellers have prior to the execution of this Agreement delivered to Purchaser true and complete copies of the certificate of incorporation and by-laws of the Company as in effect on the date hereof.

                  2.04 Capital Stock. The authorized capital stock of the Company consists solely of One Thousand (1,000) shares of Common Stock, of which only the Shares have been issued. The Shares are duly authorized, validly issued, fully paid and nonassessable. Each Seller owns the Shares listed opposite its name in Section 2.04 of the Disclosure Schedule beneficially and of record, free and clear of all Liens (other than Liens arising out of, under or in connection with this Agreement). Except for this Agreement and as disclosed in Section 2.04 of the Disclosure Schedule, there are no outstanding Options with respect to the Company. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in Section 1.03 will transfer to Purchaser good and valid title to the Shares, free and clear of all Liens, except for any Liens created by or on behalf of Purchaser or any of its Affiliates.

                  2.05 Subsidiaries. The Company does not have any subsidiaries, nor does the Company own any equity securities of any other Person.

                  2.06 No Conflicts. The execution and delivery by each Seller of this Agreement do not, and the execution and delivery by each Seller of the Operative Agreements to which it is a party, the performance by each Seller of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of Bowne or the Company;

                  (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.07 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Sellers or the Company or any of their respective Assets and Properties; or

                  (c) except as disclosed in Section 2.06 of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under,
(iii) require Sellers or the Company to obtain any consent, approval or action of, make any filing with or any payment to, or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon the Company or any of its respective Assets and Properties under, any Contract required to be listed on Section 2.20 of the Disclosure Schedule or any License required to be listed on Section 2.21 of the Disclosure Statement.

                  2.07 Governmental Approvals and Filings. Except as disclosed in Section 2.07 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Sellers or the Company is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

                  2.08 Books and Records. The minute books of the Company as made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company. The stock transfer ledgers of the Company as made available to Purchaser prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company. Except as set forth in Section 2.08 of the Disclosure Schedule, the Company does not have any of its Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

                  2.09 Financial Statements. Prior to the execution of this Agreement, Sellers have delivered to Purchaser true and complete copies of the unaudited balance sheets of the Company as of October 31, 1994, 1995 and 1996, and the related unaudited statements of operations, stockholders' equity and cash flows for each of the fiscal years then ended. Except as disclosed in
Section 2.09 of the Disclosure Schedule, all such financial statements (i) were prepared in accordance with GAAP (except that such financial statements do not include notes), (ii) fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, and (iii) were compiled from the Books and Records of the Company regularly maintained by management and used to prepare the financial statements of the Company in accordance with the principles stated therein.

                  2.10 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the Year End Financial Statement Date (i) there has not been any material adverse change in the Business or Condition of the Company and (ii) the business and activities of the Company have been conducted in all material respects only in the ordinary course. Without limiting the foregoing, except as disclosed in Section 2.10 of the Disclosure Schedule, there has not occurred between the Year End Financial Statement Date and the date hereof:

                  (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any such capital stock of or any Option with respect to the Company;

             (ii) any authorization, issuance, sale or other disposition by the Company of any shares of capital stock of or Option with respect to the Company, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or Option with respect to the Company;

            (iii) any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company, except for increases in the ordinary course of business and consistent with past practice or as a result of or as required by any employment or other agreement, any policy or any bonus, pension, profit sharing or other plan or commitment;

             (iv) (A) incurrences by the Company of Indebtedness in an aggregate principal amount exceeding $25,000 (net of any amounts discharged during such period), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company under, any Indebtedness of or owing to the Company;

             (v) any physical damage, destruction or other casualty loss affecting any of the plant, real or personal property or equipment of the Company that would, after taking into account any insurance recoveries payable in respect thereof, have a material adverse effect on the Business or Condition of the Company;

             (vi) any material change in (x) any investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company, or (y) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes, or any change in the fiscal year of the Company;

             (vii) any write-off or write-down of or any determination to write off or write down any of the Assets and Properties of the Company in an aggregate amount exceeding $10,000;

             (viii) any acquisition or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any Assets and Properties of the Company, other than in the ordinary course of business consistent with past practice;

             (ix) any (x) amendment of the certificate or articles of incorporation or by-laws of the Company, (y) recapitalization, reorganization, liquidation or dissolution of the Company or (z) merger or other business combination involving the Company and any other Person;

             (x) capital expenditures or commitments for additions to property, plant or equipment of the Company and the constituting capital assets in an aggregate amount exceeding $100,000;

             (xi) any transaction by the Company with a Seller, any officer, director or Affiliate (other than the Company) of either Seller (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm's-length basis, other than pursuant to any Contract in effect on the Year End Financial Statement Date and disclosed pursuant to Section 2.20(a)(vii) of the Disclosure Schedule; or

           (xii) any entering into of a Contract to do or engage in any of the foregoing after the date hereof.

                  2.11 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet included in the Year End Financial Statements or in the notes thereto or as disclosed in Section 2.11 of the Disclosure Schedule or any other Section of the Disclosure Schedule, there are no Liabilities against, relating to or affecting the Company or any of its Assets and Properties, other than Liabilities (i) incurred in the ordinary course of business consistent with past practice or (ii) which, individually or in the aggregate, are not material to the Business or Condition of the Company.

                  2.12 Taxes. (a) The Company has filed all Tax Returns (or the Tax Returns have been filed on behalf of the Company) required to be filed under applicable law as of the date hereof. All these Tax Returns were true, complete and correct in all material respects and filed on a timely basis. The Company has paid all Taxes that are due on such returns, or claimed or asserted by any taxing authority to be due, from the Company and each Subsidiary for the periods covered by the Tax Returns.

                  (b) Except as disclosed in Section 2.12 of the Disclosure Schedule, there are no tax liens upon the assets of the Company except Liens for Taxes not yet due.

                  (c) Except as disclosed in Section 2.12 of the Disclosure Schedule, the Company has not requested (and no request has been made on the Company's behalf) any extension of time within which to file any Tax Return that does not close under operation of law prior to or on the Closing Date.

                  (d) Except as disclosed in Section 2.12 of the Disclosure Schedule, for all Tax Periods that do not close by operation of law prior to or on the Closing Date (i) the Company has not entered into any agreements with any taxing authority extending the statute of limitations for the assessment of Taxes; (ii) there are no ongoing audits or administrative proceedings with respect to any Taxes of the Company; and (iii) no deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full.

                  (e) Except as disclosed in Section 2.12 of the Disclosure Schedule, with respect to all Tax Periods that do not close by operation of law prior to or on the Closing Date, there are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of the Company.

                  (f) Except as disclosed in Section 2.12 of the Disclosure Schedule, with respect to all Tax Periods that do not close by operation of law prior to or on the Closing Date, the Company has not received any written ruling of a taxing authority relating to Taxes or entered into any written and legally binding agreement with any taxing authority relating to Taxes.

                  (g) Except as disclosed in Section 2.12 of the Disclosure Schedule, the Company has made available to Purchaser complete copies of all Tax Returns and associated work papers related to separate company returns filed by or on behalf of the Company for all taxable years ending on or prior to the date of this Agreement.

                  (h) The Company is not a party or subject to, or bound by, any agreements relating to the allocation or sharing of Taxes that will be effective after the Closing Date.

                  (i) Except as disclosed in Section 2.12 of the Disclosure Schedule, the Company is not a party to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G.

                  (j) No indebtedness of the Company is "corporate acquisition indebtedness" within the meaning of Code Section 279(b).

                  (k) Except as disclosed in Section 2.12 of the Disclosure Schedule, the Company has not engaged in any transaction with Sellers or any affiliate of Sellers which would result in the recognition of income by Company with respect to such transaction for any period ending after the Closing Date.

                  (l) The Company has complied (and until the Closing Date will comply) with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitations, withholding of Taxes pursuant to Code Sections 1441 and 1442 or similar provisions under any foreign laws) in all material respects and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                  (m) Bowne is the common parent corporation of an "affiliated group" (within the meaning of Code Section 1504(a)), and has filed a consolidated return for Federal income tax purposes on behalf of itself and the Company for all tax periods in which the Company was an "includible corporation" (within the meaning of Code Section 1504(b)).

                  (n) No power of attorney has been granted by the Company with respect to any matter relating to Taxes which is currently in force and will be in force after the Closing Date.

                  (o) The Company has not participated, nor will the Company participate prior to the Closing Date, in or cooperated with an international boycott within the meaning of Code Section 999.

                  (p) The Company has not filed, nor will the Company file prior to the Closing Date, a consent pursuant to Code Section 341(f)(2) or agreed to have Code Section 341(f)(2) apply to any disposition of a "subsection(f) asset" (as such term is defined in Code Section 341(f)(4)) owned by the Company.

                  (q) No property of the Company is property that the Company is or will be required to treat as being owned by another Person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code
Section 168.

                  (r) Except as disclosed in Section 2.12 of the Disclosure Schedule, all elections and consents with respect to any Taxes (or computation thereof) affecting the Company as of the date hereof have been supplied to the Purchaser. After the date hereof, no election or consent with respect to any Taxes (or computation thereof) affecting the Company on a separate company return basis will be made without the written consent of Purchaser.

                  (s) The Company has not been subject to taxation in any jurisdiction outside the United States of America.

                  2.13 Legal Proceedings. Except as disclosed in Section 2.13 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

                  (a) there are no Actions or Proceedings pending or, to the Knowledge of Sellers, threatened against, relating to or affecting Sellers or the Company or any of their respective Assets and Properties; and

                  (b) there are no Orders outstanding against the Company.

                  2.14 Compliance With Laws and Orders. Except as disclosed in
Section 2.14 of the Disclosure Schedule, the Company is not, and has not received any notice that it is, in violation of or in default under, any Law or Order applicable to the Company or any of its respective Assets and Properties, other than immaterial violations and defaults.

                  2.15  Benefit Plans; ERISA.

                  (a) Section 2.15(a) of the Disclosure Schedule (i) contains a true and complete list and description of each of the Benefit Plans, and (ii) lists each other Plan maintained, established, sponsored or contributed to by an ERISA Affiliate, or any predecessor thereof, which, during the five-year period preceding the date of this Agreement, was at any time a Defined Benefit Plan. Except as disclosed in Section 2.15(a) of the Disclosure Schedule, no loan is outstanding between the Company and any employee.

                  (b) The Company does not maintain and is not obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (c) Except as set forth in Section 2.15(c) of the Disclosure Schedule, each Benefit Plan is maintained by Bowne and covers employees who are employed by the Company (or former employees or beneficiaries with respect to service with the Company), as well as other employees of Bowne and its subsidiaries; however, other than as specifically provided in this Agreement, the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

                  (d) Neither the Company, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any "multiemployer plan", as that term is defined in Section 4001 of ERISA.

                  (e) Each of the Benefit Plans is and has been operated and administered, in all material respects in substantial compliance with, and the Company has not received any claim or notice that any such Benefit Plan is not in compliance with, all applicable Laws and Orders, including the requirements of ERISA, the Code, the Age Discrimination in Employment Act, the Equal Pay Act and Title VII of the Civil Rights Act of 1964. Each Qualified Plan is qualified under Section 401(a) of the Code, and, if applicable, complies with the requirements of Section 401(k) of the Code. Each Benefit Plan which is intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other Tax benefits complies with the requirements of the applicable provisions of the Code or other Laws required in order to provide such Tax benefits.

                  (f) Neither Bowne nor the Company is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. All contributions and other payments required to be made by Bowne or, the Company to any Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in the Financial Statements in accordance with GAAP. There are no material outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

                  (g) No event has occurred, and to the Knowledge of Sellers there exists no condition or set of circumstances in connection with any Benefit Plan, under which the Company, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

                  (h) No transaction contemplated by this Agreement will result in liability to the PBGC under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company, Purchaser or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and no event or condition exists or has existed which could reasonably be expected to result in any such liability with respect to Purchaser, the Company or any such corporation or organization. No "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Defined Benefit Plan other than those for which the reporting requirement has been waived pursuant to the regulations promulgated under such Sections (except for a "reportable event" under Section 4043(c)(5) of ERISA). No Subject Defined Benefit Plan has incurred any accumulated funding deficiency whether or not waived. No filing has been made and no proceeding has been commenced for the complete or partial termination of, or withdrawal from, any Benefit Plan which is a Pension Benefit Plan.

                  (i) No benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement.

                  (j) To the Knowledge of Sellers, there are no pending or threatened claims by or on behalf of any Benefit Plan (other than benefits payable in the ordinary course), by any Person covered thereby, or otherwise, which allege violations of Law which could reasonably be expected to result in material liability on the part of Purchaser, the Company or any fiduciary of any such Benefit Plan, nor is there any reasonable basis for such a claim.

                  (k) No employer securities, employer real property or other employer property is included in the assets of any Benefit Plan where the holding or acquisition of such property would or is reasonably likely to constitute a "prohibited transaction."

                  (l) The fair market value of the assets of each Subject Defined Benefit Plan, as determined as of the last day of the plan year of such plan which coincides with or first precedes the date of this Agreement, was not less than the present value of the projected benefit obligations under such plan at such date as established on the basis of the actuarial assumptions applicable under such Subject Defined Benefit Plan at said date and, to the Knowledge of Sellers, there have been no material changes in such values since said date.

                  (m) Complete and correct copies of the following documents have been furnished to Purchaser prior to the execution of this Agreement:

                  (i) the Benefit Plans and any predecessor plans referred to therein, any related trust agreements, and service provider agreements, insurance contracts or agreements with investment managers, including without limitation, all amendments thereto;

                  (ii) current summary Plan descriptions of each Benefit Plan subject to ERISA, and any similar descriptions of all other Benefit Plans;

                  (iii) the most recent Form 5500 and Schedules thereto for each Benefit Plan subject to ERISA reporting requirements;

                  (iv) the most recent determination of the IRS with respect to the qualified status of each Qualified Plan;

                  (v) the most recent accountings with respect to any Benefit Plan funded through a trust;

                  (vi) the most recent actuarial report of the qualified actuary of any Subject Defined Benefit Plan or any other Benefit Plan with respect to which actuarial valuations are conducted; and

                  (vii) all qualified domestic relations orders or other orders governing payments from any Benefit Plan.

                  2.16 Real Property. (a) Section 2.16(a) of the Disclosure Schedule contains a true and correct list of each parcel of real property leased by the Company (as lessor or lessee). The Company does not own any real property.

                  (b) The Company has a valid and subsisting leasehold estate in the real properties leased by it for the full term of the lease thereof. Each lease referred to in paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and to the Knowledge of Sellers, of each other Person that is a party thereto, and except as set forth in Section 2.16(b) of the Disclosure Schedule, there is no, and the Company has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.

                  2.17 Tangible Personal Property. The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of their business as presently conducted, including all tangible personal property reflected on the balance sheet included in the Unaudited Financial Statements and tangible personal property acquired since the Unaudited Financial Statement Date other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in
Section 2.17 of the Disclosure Schedule, and is in good working order and condition, ordinary wear and tear excepted.

                  2.18 Intellectual Property. (a) Section 2.18 of the Disclosure Schedule sets forth a complete and accurate list of (i) all patents, including all reissues, reexaminations, continuations, continuations-in-part and divisions thereof, all trademarks, service marks, and designs, and all copyrights that, in the case of each of the foregoing items described in this clause (i), have been issued to or registered by the Company; (ii) all pending patent applications and all pending trademark, service mark and design applications and all pending applications for the registration of copyrights in each case filed by or on behalf of the Company; and (iii) all material unregistered trademarks, service marks, trade names, service names, design rights, topography rights, logos and assumed names which are owned by the Company. Section 2.18 of the Disclosure Schedule also identifies each material license or similar material agreement entered into by the Company with respect to any Intellectual Property.

                  (b) The Company, to the extent so identified on Section 2.18 of the Disclosure Schedule: (i) is the sole and exclusive owner of the Intellectual Property described in clause

(i) of Section 2.18(a) and listed in Section 2.18 of the Disclosure Schedule; and (ii) is listed in the records of the appropriate agency as the sole and exclusive owner of record for each registration and grant listed in Section 2.18 of the Disclosure Schedule. Sellers are not aware, after due inquiry, of any registration and maintenance fees that have become due and payable to any governmental agency in respect of any material Intellectual Property owned by the Company and for which a patent or registration has been issued, that have not been paid, nor are Sellers aware of any act that has been done or omitted to be done by the Company or any licensee, distributor, sublicensee, or subdistributor thereof, to impair or dedicate to the public or entitle any governmental authority to cancel, forfeit, modify or hold abandoned any of such Intellectual Property so owned by the Company and listed in Section 2.18 of the Disclosure Schedule, and to the Knowledge of Sellers, all such Intellectual Property so owned and listed is valid and enforceable.

                  (c) Except as set forth in Section 2.18(a) of the Disclosure
Schedule: (i) there are no pending or, to Sellers' knowledge, threatened suits, claims, oppositions or other challenges by any person against the ownership by the Company of or the use by the Company of any of the Intellectual Property owned or used by it; (ii) the Company is in material compliance with the terms of all licenses, leases or other agreements under which the right to use any of the Intellectual Property listed in Section 2.18 of the Disclosure Schedule arose or pursuant to which the Company licenses or otherwise distributes such Intellectual Property to any third party; and (iii) to the Knowledge of Sellers, no third party has asserted that the use of any Intellectual Property by the Company in connection with the conduct of the business of the Company as currently conducted infringes upon or otherwise violate any right of such third party.

                  (d) The Company owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for it to conduct its businesses as currently conducted, free and clear of all Liens other than Permitted Liens, including without limitation (i) the data bases and computer programs, and (ii) any user manuals, technical manuals, or other documentation, or any advertisements or other materials, related to such Intellectual Property, which are offered or made available to customers by the Company.

                  2.19 Computer Programs. (a) Section 2.19 of the Disclosure Schedule lists all of the material computer programs and databases which are owned, licensed, leased or otherwise used by the Company in connection with the operation of its business as currently conducted (other than those that are "off-the-shelf" or otherwise readily commercially available).

                  (b) Except as disclosed in Section 2.19(a) of the Disclosure Schedule, the data bases and computer programs used in or necessary for the conduct of the business of the Company as currently conducted (including without limitation the data, articles and other content included therein) are (i) owned or licensed by the Company, or (ii) currently in the public domain or otherwise available to the Company without the approval or consent of any third party, or
(iii) included in such database or computer program or system pursuant to rights granted to the Company so including the same pursuant to a written license or lease or other consent from a third party.

                  (c) Except as disclosed in Section 2.19(b) of the Disclosure Schedule, the Company, with respect to all data bases and computer programs owned by it, has taken or caused to be taken commercially reasonable steps to obtain and retain valid and enforceable Intellectual Property rights therein; provided, however, that patents and registrations of trademarks, service marks, designs, copyrights or other Intellectual Property or computer programs issued or applied for are limited to those listed in Section 2.18 of the Disclosure Schedule. In the ordinary course of its business, it is the Company's practice to obtain non-disclosure agreements from its employees as a condition to employment. Such agreements are intended to protect the secrecy and confidentiality of all trade secrets, know-how and other confidential information material to the conduct of the business of the Company.

                  (d) The material computer programs listed in Section 2.19(b) of the Disclosure Statement as owned by the Company (i) function in all material respects reasonably in accordance with the specifications therefor published by the Company; and (ii) provide in all material respects all of the functionality, features and content described in any user manuals, technical manuals, and any other documentation related thereto published by the Company or in any advertisements or other materials therefor made available to customers by the Company, subject, in the case of clause (i) and (ii) of this Section 2.19(d), to errors and bugs that arise and are corrected in the normal course of the Company's business.

                  (e) In the ordinary course of its business, the Company uses "anti-virus" software that is intended to identify disabling or destructive software programs or processes.

                  2.20 Contracts. (a) Section 2.20(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been delivered to Purchaser prior to the execution of this Agreement), to which the Company is a party or by which any of its Assets and Properties is bound:

                  (i) (A) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term; and (B) any written representations, commitments, promises, or other enforceable obligations (excluding Benefit Plans and any such Contracts referred to in clause (A)) involving an obligation of the Company to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any employee exceeding $20,000 or any group of employees exceeding $50,000 in the aggregate;

             (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or, except as provided in Section 4.11, prohibiting or limiting the ability of any Person to compete with the Company;

            (iii) all partnership, joint venture, shareholders' or other similar Contracts with any Person;

            (iv) all Contracts relating to Indebtedness of the Company in excess of $25,000;

            (v) all (A) Contracts with distributors, or content or information providers providing for annual payments in excess of $25,000, and (B) all Contracts with customers of the Company providing for annual payments in excess of $25,000 (excepting for purposes of this clause
         (v)(B) immaterial and inadvertent omissions);

            (vi) all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any merger or other business combination;

            (vii) all Contracts between or among the Company, on the one hand, and a Seller, any officer, director or Affiliate (other than the Company) of either Seller, on the other hand;

            (viii) all collective bargaining or similar labor Contracts; and

            (ix) all other Contracts (other than Benefit Plans, leases listed in Section 2.16(a) of the Disclosure Schedule and insurance policies listed in Section 2.22 of the

         Disclosure Schedule) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than $25,000 annually and (B) cannot be terminated within thirty
         (30) days after giving notice of termination without resulting in any material cost or penalty to the Company.

                  (b) Except as would not, individually or in the aggregate, have a material adverse effect on the Business or Condition of the Company, each Contract required to be disclosed in Section 2.20(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company, and to the Knowledge of Sellers, each other party thereto; and except as disclosed in
Section 2.20(b) of the Disclosure Schedule neither the Company nor, to the Knowledge of Sellers, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.

                  2.21 Licenses. Section 2.21 of the Disclosure Schedule contains a true and complete list of all Licenses used in and material to the business or operations of the Company (and all pending applications for any such Licenses). Except as disclosed in Section 2.21 of the Disclosure Schedule:

                  (i) the Company owns or validly holds all Licenses that are material to its business or operations;

                  (ii) each License listed in Section 2.21 of the Disclosure
         Schedule is in full force and effect; and

                  (iii) the Company is not, nor has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

                  2.22 Insurance. Section 2.22 of the Disclosure Schedule contains a list of all insurance policies currently in effect that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and that (i) have been issued to the Company or (ii) have been issued to any Person (other than the Company) for the benefit of the Company.

                  2.23 Affiliate Transactions. Except as disclosed in Section 2.20(a)(vii) or Section 2.23(a) of the Disclosure Schedule, (i) there are no intercompany Liabilities between the Company, on the one hand, and a Seller, any officer, director or Affiliate (other than the Company) of a Seller, on the other, (ii) neither Sellers nor any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities to the Company and (iii) the Company does not provide or cause to be provided any assets, services or facilities to either Seller or any such officer, director or Affiliate, except, in the case of clause (ii), the provision of assets, services or facilities in the ordinary course of business on an arm's length basis consistent with past practice. Except as disclosed in Section 2.23(b) of the Disclosure Schedule, each of the Liabilities and transactions listed in Section 2.23(a) of the Disclosure Schedule was incurred or engaged in, as the case may be, on an arm's-length basis. Except as disclosed in Section 2.23(c) of the Disclosure Schedule, since the Year End Financial Statement Date, all settlements of intercompany Liabilities between the Company, on the one hand, and a Seller or any such officer, director or Affiliate, on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

                  2.24 Employees; Labor Relations. (a) Section 2.24 of the Disclosure Schedule lists the year end annual base salary of each officer and employee of the Company. Sellers have not received any information that would lead it to believe that a material number of such persons will or may cease to be employees, or will refuse offers of employment from Purchaser, because of the consummation of the transactions contemplated by this Agreement.

                  (b) Except as disclosed in Section 2.24(b) of the Disclosure Schedule, (i) no employee of the Company is presently a member of a collective bargaining unit and, to the Knowledge of Sellers, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Company, and (ii) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last five
(5) years against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority. Since January 1, 1991, there has been no work stoppage, strike or other concerted action by employees of the Company. During that period, the Company have complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining.

                  (c) Except as disclosed in Section 2.24(c) of the Disclosure Schedule, as of the date hereof, the Company has not had a layoff of any of its employees which constitutes a "plant closing" or "mass layoff" under the Workers' Adjustment and Retraining Notification Act of 1988, as amended.

                  2.25 Environmental Matters. The Company is not in material violation of any federal, state and local Environmental

Laws (as defined in Section 13.01) applicable to it or its properties, or any material limitations, restrictions, conditions, standards, obligations or timetables contained in any Environmental Law or any regulation, code, plan, order, decree, notice or demand letter issued, entered, promulgated or approved thereunder. No notice or action alleging such violation is pending or, to the Knowledge of Sellers, threatened, and no past or present condition or practice of the businesses conducted by the Company would prevent continued compliance with applicable permits or give rise to any common law or statutory liability or otherwise form the basis of any claim, action or proceeding with respect to the Company involving any pollutant or hazardous or toxic material or waste. The Company has no liability, present and past, under CERCLA, including, without limitation, as the result of its ownership or operation of any "facility" as defined in CERCLA, or its arrangement for disposal, treatment or transport of "hazardous substances," also as defined in CERCLA.

                  2.26 Substantial Customers and Suppliers. To the Knowledge of Sellers, none of the Company's twenty (20) largest customers or suppliers (on the basis of a revenues for goods sold and services provided and the cost of goods or services purchased for the eleven (11) months ended September 30, 1996) has, during the 90 days prior to the date of this Agreement, threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof.

                  2.27 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser or the Company for a finder's fee, brokerage commission or similar payment.

                  2.28 Schedules. Disclosure of any fact or item in any Section of the Disclosure Schedule hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross reference appears.

                  2.29 No Implied Representation. Sellers are not making any representation or warranty whatsoever, express or implied, except those representations and warranties of Sellers contained in this Agreement or in any Section of the Disclosure Schedule hereto and Purchaser acknowledges and agrees that it has not relied on or been induced to enter into this Agreement by any representation or warranty other than those expressly set forth in this Agreement.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                 Purchaser hereby represents and warrants to Sellers as follows:

                 3.01 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan.

                 3.02 Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, (assuming due authorization, execution and delivery by Sellers and the other parties to any Operative Agreements) legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except to the extent limited by bankruptcy insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                 3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

                 (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws (or other comparable corporate charter document) of Purchaser;

                 (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties; or

                  (c) except as disclosed in Schedule 3.03 hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any material Contract or License to which Purchaser is a party or by which any of its material Assets and Properties is bound.

                  3.04 Governmental Approvals and Filings. Except as disclosed in Schedule 3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

                  3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

                  3.06 Purchase for Investment. The Shares will be acquired by Purchaser (or, if applicable, its assignee pursuant to Section 14.09(b)(i)) for its own account for the purpose of investment, it being understood that the right to dispose of such Shares shall be entirely within the discretion of Purchaser (or such assignee, as the case may be). Purchaser (or such assignee, as the case may be) will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

                  3.07 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV

                              COVENANTS OF SELLERS

                  4.01 Regulatory and Other Approvals. Sellers will, and will cause the Company to, as promptly as practicable (a) use its best efforts to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Sellers or the Company to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Sections 2.06 and 2.07 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Purchaser in connection with the performance of its obligations under Sections 5.01 and 5.02. Sellers will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause
(a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any material communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

                  4.02 HSR Filings. In addition to and not in limitation of Sellers' covenants contained in Section 4.01, Sellers will (a) take promptly all actions necessary to make the filings required of Sellers or their Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Sellers or their Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Purchaser in connection with Purchaser's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

                  4.03 Investigation by Purchaser. During the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement in accordance with Section 12 hereof, Sellers will, and will cause the Company to, (a) provide Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together "Representatives") with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Assets and Properties and

Books and Records to the extent that doing so does not materially disrupt or interfere with the operations of the Company, and (b) within a reasonable period of time, furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Company as Purchaser or any of such other Persons reasonably may request in connection with such investigation. All requests for information shall be submitted only to Robert Patterson or to Simpson Thacher & Bartlett. Purchaser will not initiate or maintain contact with any employee of Sellers or the Company without Sellers' prior consent, such consent not to be unreasonably withheld or delayed. Prior to the Closing, Sellers will also provide Purchaser with a complete and correct list containing the names of each bank in which the Company has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

                  4.04 No Solicitations. Sellers will not take, nor will they permit the Company or any Affiliate of Sellers (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Sellers, the Company or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, assist or otherwise facilitate (including by furnishing confidential information with respect to the Company or permitting access to the Assets and Properties and Books and Records of the Company) any offer or inquiry from any Person concerning an Acquisition Proposal or participate in any discussions or negotiations regarding an Acquisition Proposal. If Sellers, the Company or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, Sellers will promptly advise such Person, by written notice, of the terms of this Section 4.04 and will promptly, orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser.

                  4.05 Conduct of Business. During the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement in accordance with Section 12 hereof, Sellers will cause the Company to conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as permitted, required or specifically contemplated by this Agreement or as otherwise consented to or approved in writing by Purchaser, Sellers will:

                  (a) cause the Company to use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Company, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Company, (iii) maintain the Assets and Properties of the Company in good working order and condition, ordinary wear and tear excepted, (iv) maintain the good will of customers, suppliers, lenders and other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships and (v) continue all current sales, marketing and promotional activities relating to the business and operations of the Company;

                  (b) except to the extent required by applicable Law, (i) cause the Books and Records to be maintained in the usual, regular and ordinary manner, (ii) not permit any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company, or (B) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes and (iii) not permit any change in the fiscal year of the Company;

                  (c) (i) use, and will cause the Company to use, commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts listed in Section 2.21 of the Disclosure Schedule; and

                  (d) cause the Company to comply, in all material respects, with all Laws and Orders applicable to the business and operations of the Company, and promptly following receipt thereof to give Purchaser copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any violation of any such Law or Order.

                  4.06 Financial Statements and Reports; Filings. As promptly as practicable, Sellers will deliver to Purchaser true and complete copies of all financial statements, reports and analyses that are prepared or received by Sellers or the Company relating to the business or operations of the Company in the ordinary course of business.

                  4.07 Employee Matters. Except as may be required by Law or any Benefit Plans existing on the date hereof, during the period commencing on the date hereof an ending on the earlier of the closing Date or the termination of this Agreement, Sellers will refrain, and will cause the Company to refrain, from directly or indirectly:

                  (a) making any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company whose annual salary is or, after giving effect to such change, would be $50,000 or more, other than any increases in the ordinary course of business and consistent with past practice; or

                  (b) adopting, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law.

                  Sellers will cause the Company to administer each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws. Sellers will promptly notify Purchaser in writing of each receipt by Sellers or the Company (and furnish Purchaser with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Benefit Plan.

                  4.08 Certain Restrictions. During the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement in accordance with Section 12 hereof, except as permitted, required or specifically contemplated by this Agreement or as otherwise consented to or approved in writing by Purchaser, Sellers will cause the Company to refrain from:

                  (a) amending its certificate of incorporation or by-laws or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution;

                  (b) authorizing, issuing, selling or otherwise disposing of any shares of capital stock of or any Option with respect to the Company, or modifying or amending any right of any holder of outstanding shares of capital stock of or Option with respect to the Company;

                  (c) declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of the Company, or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of or any Option with respect to the Company;

                  (d) acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any Assets and Properties in excess of $10,000 in value in the aggregate, other than in the ordinary course of business consistent with past practice;

                  (e) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to
(A) any Contract that would, if in
existence on the date of this Agreement, be required to be disclosed in the Disclosure Schedule pursuant to Section 2.19(a) or (B) any material License, other than, in each case, immaterial amendments, modifications, waivers or consents.

                  (f) (i) incurring Indebtedness in an aggregate principal amount exceeding $25,000 (net of any amounts of Indebtedness discharged during such period), or (ii) voluntarily purchasing, cancelling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Company under, any Indebtedness of or owing to the Company (other than indebtedness due and owing to Bowne);

                  (g) engaging with any Person in any merger or other business combination;

                  (h) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $100,000;

                  (i) making any change in the lines of business in which the Company participates or is engaged;

                  (j) writing off or writing down any of its Assets and Properties outside the ordinary course of business consistent with past practice; or

                  (k) entering into any Contract to do or engage in any of the foregoing.

                  4.09 Affiliate Transactions. Except as set forth in Section
4.09 of the Disclosure Schedule, immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between a Seller, any officer, director or Affiliate (other than the Company) of a Seller, on the one hand, and the Company, on the other, will be cancelled, and Sellers will terminate and will cause any such officer, director or Affiliate to terminate each Contract with the Company. Prior to the Closing, the Company will not enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm's-length basis (other than pursuant to Contracts disclosed pursuant to Section 2.19(a)(vii) of the Disclosure Schedule), with a Seller or any such officer, director or Affiliate. The parties acknowledge that prior to the Closing, Bowne may cause the Company to pay to Bowne all cash held by the Company (whether by way of dividend, payment of intercompany advances or otherwise).

                  4.10 Books and Records. On the Closing Date, Sellers will deliver or make available to Purchaser at the offices of the

Company all of the Books and Records, and if at any time after the Closing Sellers discover in their possession or under their control any other Books and Records, they will forthwith deliver such Books and Records to Purchaser.

                  4.11 Noncompetition. (a) Bowne will, for a period of three (3) years from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future
Affiliates:

                  (i) employing, engaging or seeking to employ or engage any Person who within the prior twelve (12) months had been an officer or employee of the Company (other than Persons who have theretofore been terminated by the Company or who have voluntarily left the employ of the Company prior to having been contacted in any way by Sellers or any Affiliate of Sellers;

             (ii) causing or attempting to cause (A) any client, customer or supplier of the Company to terminate or materially reduce its business with the Company or (B) any officer, employee or consultant of the Company to resign or sever a relationship with the Company;

            (iii) disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Company or any of its clients, customers or suppliers; or

             (iv) participating or engaging in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in, any Competitive Business in the United States. For purposes of this Section 4.11, "Competitive Business" shall mean the business of developing, selling and supporting computer based analytical tools for institutional equity analysts and investors that incorporate electronic delivery of information on company fundamental data, earnings, stock prices and industry and economic statistics.

                  (b) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section . It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this

Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

                  (c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and each Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

                  4.12 Appeal Assets. Prior to the Closing Date, Sellers shall cause the Company to transfer to Bowne the Appeal Assets and all Liabilities relating thereto, and shall provide Purchaser with a copy of the agreement pursuant to which such transfer shall occur.

                  4.13 Fulfillment of Conditions. Sellers will execute and deliver at the Closing each Operative Agreement that Sellers are required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit the Company to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

                                    ARTICLE V

                             COVENANTS OF PURCHASER

                  5.01 Regulatory and Other Approvals. Purchaser will as promptly as practicable (a) use its best efforts to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Schedules 3.03 and
3.04 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Sellers or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Sellers and the Company in connection with the performance of their obligations under Sections 4.01 and
4.02. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Sellers of any material communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

                  5.02 HSR Filings. In addition to and without limiting Purchaser's covenants contained in Section 5.01, Purchaser will (i) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate with Sellers in connection with Sellers' filing under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

                  5.03 Fulfillment of Conditions. Purchaser will execute and deliver at the Closing each Operative Agreement that Purchaser is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Sellers contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

                                   ARTICLE VI

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

                  The obligations of Purchaser hereunder to purchase the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

                  6.01 Representations and Warranties. Each of the representations and warranties of Sellers set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of Sellers set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

                  6.02 Performance. Sellers shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

                  6.03 Officers' Certificates. Bowne shall have delivered to Purchaser a certificate, dated the Closing Date and executed in the name and on behalf of Bowne by the Chairman of the Board, the President or any Executive or Senior Vice President of Bowne, substantially in the form and to the effect of Exhibit A hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Bowne, substantially in the form and to the effect of Exhibit B hereto.

                  6.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser, the Company or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

                  6.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Sellers to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, including under the HSR Act, shall have occurred.

                  6.06 Third Party Consents. The consents (or in lieu thereof waivers) listed in Section 6.06 of the Disclosure Schedule, (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Purchaser or the Business or Condition of the Company or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement and the Operative Agreements to Purchaser.

                  6.07 Opinion of Counsel. Purchaser shall have received (a) the opinion of Simpson Thacher & Bartlett, counsel to Bowne and the Company, dated the Closing Date, substantially in the form and to the effect of Exhibit C-1 hereto and (b) the opinion of counsel to Patterson and the Trust, dated the Closing Date, substantially in the form and to the effect of Exhibit C-2 hereto.

                  6.08 Resignations of Directors and Officers. Each member of the board of directors of the Company other than Mr. Robert G. Patterson shall have tendered, effective at the Closing, their resignations as such directors.

                  6.09 Employment Agreements. Patterson shall have executed and delivered to Purchaser an employment agreement substantially in the form of Exhibit D hereto.

                  6.10 Financial Statements. Sellers shall have delivered to Purchaser true and complete copies of the unaudited balance sheets of the Company as of October 31, 1994, 1995, and 1996, and the related unaudited statements of operations, stockholders equity and cash flows for the fiscal years then ended,in each case prepared in accordance with GAAP in all respects (including, with respect to fiscal year 1996 only, notes thereto; provided, that footnotes relating to liabilities that will not continue as liabilities of the Company following the Closing may be prepared in summary form); and such financial statements shall not reflect a financial condition of the Company materially adversely different from the financial condition reflected in the financial statements previously delivered to Purchaser pursuant to Section 2.09 hereof.

                                   ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF SELLERS

                  The obligations of Sellers hereunder to sell the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

                  7.01 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

                  7.02 Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

                  7.03 Officers' Certificates. Purchaser shall have delivered to each Seller a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser by the Chairman of the Board, the President or any Executive or Senior Vice President of Purchaser, substantially in the form and to the effect of Exhibit E hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of Exhibit F hereto.

                  7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

                  7.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, including under the HSR Act, shall have occurred.

                  7.06 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Sellers of their obligations hereunder and to the consummation of the transactions contemplated hereby as are required under the Contracts listed in Section 7.06 of the Disclosure Schedule (a) shall have been obtained, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.

                  7.07 Opinion of Counsel. Sellers shall have received the opinion of Michael R. Kargula, General Counsel of Purchaser, dated the Closing Date, substantially in the form and to the effect of Exhibit G hereto.

                                  ARTICLE VIII

                       TAX MATTERS AND POST-CLOSING TAXES

                  8.1 (a) General Intention of Parties. In general, subject to the specific provisions contained in this Agreement, it is the intention of the parties hereto that Bowne will pay, or will cause to be paid, all Taxes with respect to taxable periods that are Pre-Closing Periods or Pre-Closing Partial Periods except that Bowne shall not be responsible for the first forty-six thousand dollars ($46,000) of state and local income taxes for such Pre-Closing Periods and Pre-Closing Partial Periods, and that Purchaser will pay, or will cause to be paid, all Taxes with respect to taxable periods that are Post-Closing Periods or Post-Closing Partial Periods.

                  (b) Consolidated/Combined Returns. Bowne will cause to be duly prepared and timely filed all Tax Returns of any consolidated or combined group in which Bowne or any of its Affiliates (other than the Company) and the Company are included (any such group being referred to herein as a "Seller Group") for all Pre-Closing Periods of the Company. Bowne will include the Company in the Seller Group's consolidated federal Income Tax Returns for all Pre-Closing Periods of the Company. Bowne will include (or cause to be included) the Company in any other consolidated or combined basis filing for any Pre-Closing Periods of the Company as Bowne shall deem appropriate. Bowne will pay, and will indemnify and hold harmless the Company, Purchaser and Purchaser's Affiliates from and against any Taxes imposed upon the Company for any Pre-Closing Period including any Taxes arising as a result of the application of Treas. Reg.
Section 1.1502-6 or any equivalent provision under state or foreign Tax law except that Bowne shall not be responsible for the first forty-six thousand dollars ($46,000) of state and local income taxes for such Pre-Closing Periods and Pre-Closing Partial Periods.

                  (c) Other Returns. Bowne will cause to be prepared and filed on a timely basis all Tax Returns other than those described in Section 8.1(b) above required to be filed on behalf of the Company for all Pre-Closing Periods. Bowne will pay, and will indemnify and hold harmless the Company, Purchaser and Purchaser's Affiliates from and against any Taxes imposed on the Company attributable to any Pre-Closing Periods except that Bowne shall not be responsible for the first forty-six thousand dollars ($46,000) of state and local income taxes for such Pre-Closing Periods and Pre-Closing Partial Periods.

                  (d) Straddle Period. Any tax period of the Company which Bowne has elected, or caused the Company to have elected, to terminate on or before the Closing Date shall not constitute a Straddle Period and shall constitute a Pre-Closing Period. Bowne will take all actions necessary to have the Company terminate on the Closing Date the tax periods which commence within twelve (12) months prior to the Closing Date. Purchaser will timely prepare and file all Tax Returns required to be filed by the Company for Straddle Periods and shall pay all Taxes due with respect to such Tax Returns, provided, however, Purchaser will notify Bowne of Purchaser's calculation of Bowne's share of the Taxes of the Company for any Straddle Periods (determined in accordance with this paragraph (the "Tax Statement)) and provide to Bowne copies of the Tax Returns and such Tax Statement at least 15 days after the due date for filing any such Tax Returns. The Sellers shall have the right to review such Tax Returns and the Tax Statement and to request that the Purchaser make any reasonable changes to such Tax Returns. Purchaser and Bowne shall attempt to resolve in good faith any disagreement arising out of any Straddle Period Tax Return and/or any calculation of Bowne's share of the related Tax liability; if any such dispute is not resolved within ten days after the receipt of the Tax Return and Tax Statement, the matter shall be submitted for binding resolution to a mutually acceptable nationally recognized accounting firm in the relevant jurisdiction with no material relationship to Purchaser or Sellers. No later than fifteen
(15) days following receipt of any such Tax Return and Tax Statement, Bowne shall pay to Purchaser, an amount equal to the Taxes shown on the Tax Statement as being chargeable to Bowne to the extent the amount exceeds the forty-six thousand dollars ($46,000) referred to in Sections 8.1(a), 8.1(b), and 8.1(c) unless Bowne has disputed such amount. If Bowne has disputed such amount, then Bowne shall pay to Purchaser on that date an amount reasonably determined by Bowne as the proper amount of Taxes chargeable to Sellers to the extent the amount exceeds the forty-six thousand dollars ($46,000) referred to in Sections 8.1(a), 8.1(b), and 8.1(c). Bowne shall pay any additional amount in order to reflect the decision of the Independent Accounting Firm within three (3) days of the Independent Accounting Firm decision. The Purchaser shall pay to the Bowne excess, if any, of the amount paid by Bowne, if any, pursuant to the preceding sentence over the amount decided upon by the Independent Accounting Firm. Interest will also be paid with respect to any such adjustments at a rate equal to the U.S. Federal underpayment rate from the date of the delivery of the calculation to the date the amount of any adjustment is paid. Purchaser will cause the Company to pay, and will indemnify and hold harmless Sellers and Sellers' Affiliates from and against any Taxes imposed upon the Company for any such Straddle Period, except that Bowne will reimburse Purchaser for, and will indemnify and hold harmless the Company, Purchaser and Purchaser's Affiliates from and against, the amount of Taxes attributable to any Pre-Closing Partial

Period. In the case of a Straddle Period, for purposes of this Agreement, Taxes for the entire Straddle Period shall be allocated between a Pre-Closing Partial Period and a Post-Closing Partial Period assuming that the books of the Company were closed as of and including the Closing Date, except that exemptions, allowances or deductions (such as depreciation deductions) calculated on an annual basis shall be prorated between the Pre-Closing Partial Period and Post-Closing Partial Period on a per diem basis and real property Taxes shall be allocated in accordance with Code Section 164(d). Any Taxes for a Straddle Period paid prior to the Closing shall be deducted from Bowne's liability pursuant to the immediately preceding sentence.

                  (e) Post-Closing Periods. Purchaser will cause to be prepared and filed all Tax Returns required to be filed by or on behalf of the Company for Post-Closing Periods. Purchaser will pay, and will indemnify and hold harmless Sellers and Seller's Affiliates from and against any Taxes imposed on the Company with respect to any such period.

                  (f) Payment of Taxes. Sellers and Purchaser hereby agree that any amount of Taxes paid by Sellers to Purchaser constitute a reduction in the Purchase Price of the Shares of the Company to which such payments relate.

                  (g) Refund/Overpayment. Bowne will be entitled to retain, or receive prompt payment from the Company of any refund or credit for overpayment of Taxes for a Pre-Closing Period or a Pre-Closing Partial Period, plus any interest received with respect thereto from the relevant taxing authorities provided, however, that the Purchaser or the Company may retain such refund or credit to offset any liability of Sellers or Seller Affiliates to Purchaser or the Company. All refunds received by Bowne of Taxes with respect to a Post-Closing Period or Post-Closing Partial Period of the Company shall be delivered to Purchaser or the Company promptly after receipt thereof by Sellers, provided, however, that Bowne may retain such refund or credit to offset any liability of Purchaser to Sellers.

                  (h) Notice. Purchaser will promptly notify Bowne in writing upon receipt by Purchaser or any of its Affiliates (including, after the Closing, the Company) of any written notice of any audit or assessment with respect to Taxes for which Bowne would be required to pay or indemnify Purchaser or any of its Affiliates. Bowne shall promptly notify Purchaser in writing upon receipt by Bowne or any Affiliate of Bowne of any written notice of any federal, state, local or foreign Tax audits or assessments or other written communications from any tax authority relating to the income, properties or operations of the Company for Post-Closing Periods or Straddle Periods. Bowne shall have the right to control the audit (and disposition thereof) of any Tax Return actually filed prior to the Closing

Date relating to a Pre-Closing Period (a "Pre-closing Return"), and at its own expense to participate in and approve (which approval shall not be unreasonably withheld) the disposition of the audit of any Tax Return relating to a Straddle Period, if any such audit or disposition thereof could give rise to a claim for indemnification hereunder. Purchaser shall have the right to review in advance and comment upon all submissions made in the course of audits or appeals of any Pre-closing Return to any Governmental Entity and to approve (which approval shall not be unreasonably withheld) the disposition of any audit adjustment with respect to such Pre-closing Return if such submissions and/or disposition could result in an increase in Taxes of Purchaser, any Affiliate of Purchaser or the Company for the Partial Post-Closing Period or any Post-Closing Period. Notwithstanding any of the foregoing, any submission made on behalf of the Company after the Closing Date (including any documentation relating to a disposition) that must be signed by the Company shall be signed by the Purchaser or any of its Affiliates and such signature shall not be unreasonably withheld. Bowne shall have the right to request that Purchaser initiate any claim for refund prepaid by Bowne, or file any amended Tax Return prepaid by Bowne relating to a Pre-closing or Straddle Period and Purchaser shall honor such request provided Purchaser makes a good faith determination that there is a reasonable basis for such claim or filing and that such claim or filing does not result in an increase in Taxes of the Purchaser, any Affiliate of the Purchaser, or the Company for any period. Bowne shall be responsible for all costs associated with such claims for refund or amended filings.

                  (i) Access to Documentation. After the Closing Date, each of Purchaser and Sellers shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books, records and personnel) and assistance as is reasonably requested for the preparation and filing of any Tax Return or related document, for the preparation for any Tax audit or for the prosecution or defense of any claim, suit or proceeding relating to Taxes.

                  (j) Tax Sharing Agreement. As of the Closing, the Company will be released from any obligation with respect to any Tax sharing or other Tax agreements.

                  (k) Transfer Taxes. Purchaser will pay or cause to be paid, and will indemnify and hold harmless Sellers from and against, any sales, use, transfer, stamp, documentary or similar Taxes incurred in connection with the transactions contemplated by this Agreement.

                  (l) Purchaser and Bowne shall jointly make the election allowed by Code Section 338(h)(10) in respect of Purchaser's acquisition of the Shares pursuant to this Agreement the ("Code

Section 338(h)(10) Election"). Purchaser, Sellers and Sellers' Affiliates shall timely take all steps to properly complete and sign all forms or certificates necessary or helpful to properly and timely qualify the Code Section 338(h)(10) Election. Bowne will pay or cause to be paid any and all Taxes imposed as a result of the sale of assets deemed made pursuant to the Code Section 338(h)(10) Election and the regulations thereunder upon the sale of the Shares. Within sixty (60) days after the Closing Date, Purchaser shall deliver to Bowne a completed Internal Revenue Service Form 8023-A and required schedules thereto (the "Form"), as well as any applicable state, local or foreign forms (the "State Form"). Provided that the information on the Form is, in the reasonable determination of Bowne, correct and complete in all material respects, Bowne shall, within 30 days after receipt of such Form, execute the Form and deliver the Form to Purchaser. If any changes or supplements are required to the Form, the Parties will promptly inform each other of same and Bowne and Purchaser will promptly agree on such changes. Purchaser will timely file the Form, and any required supplements thereto, and will provide assurance to Bowne that it has done so. Bowne and Purchaser agree that neither of them nor any of their Affiliates shall take any unilateral action to modify or revoke the elections contained in or the content of the Form, any State Forms and any supplements. Bowne and its Affiliates shall file their respective Federal tax returns (and affected state and local returns) in a manner consistent with the Section 338(h)(10) Election.

                  (m) Allocation of Purchase Price. Bowne and Purchaser agree to negotiate in good faith on an allocation of the Purchase Price, as adjusted, among the assets of the Company that are deemed to have been acquired pursuant to the 338(h)(10) Election or any state law equivalent. The agreed allocation shall be set forth in a letter agreement used to file all reports and returns for taxes. If Bowne and Purchaser are unable to agree on an allocation within sixty days after the Closing Date, Purchaser and Bowne shall be free to make any allocation they desire, and Purchaser shall allow Bowne and its authorized agent and representatives access to the Company and its books and assets to allow Bowne to make an appraisal of such assets and a tax allocation. Should Purchaser or Bowne hire an appraiser to appraise the value of the assets of the Company, Purchaser or Bowne shall provide the other with a true copy of the written appraisal report made by such firm, upon payment of one-half of the cost of any such appraisal.

                  (n) From and after the date hereof, Bowne will not make, or cause the Company to make, any Tax Election not consistent with past practice.

                  (o) Sellers will provide certifications of non-foreign status in accordance with Treasury Regulation Section 1.1445-2(b) substantially in the form and to the effect of Exhibit H hereto.

                                   ARTICLE IX

                            EMPLOYEE BENEFITS MATTERS

                  9.01 General. Purchaser shall cause all employees of the Company to be eligible as of the Closing to participate in the "employee welfare benefit plans" and "employee pension plans" (within the meaning of Section 3(1) and Section 3(2) of ERISA, respectively) of Purchaser, if any, in which similarly situated employees of Purchaser are generally eligible to participate, provided that (a) nothing herein shall prevent Purchaser from terminating the employment of any employee of the Company or modifying or terminating such plans of Purchaser from time to time, and (b) all employees of the Company and their dependents shall be covered immediately after the Closing (and shall not be excluded from coverage on account of any pre-existing condition) under any such plan that is a group health plan of Purchaser subject to Part 6 of Title I of ERISA. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such plan for which an Employee may be eligible after the Closing, Purchaser shall ensure that service by such Employee with the Seller or with the Company shall be deemed to have been service with the Purchaser. Except as provided otherwise in this Article IX, Purchaser shall be under no obligation to provide or continue any such plans or other arrangements after the Closing Date and may amend or terminate any such plan or arrangement in whole or in part, and may modify any provision thereof, including any provision dealing with eligibility, levels or types of benefits, deductibles or co-payment obligations, or any other right, feature other or characteristic.

                  9.02 Growth Participation Plan. Purchaser shall pay or cause to be paid when due to employees of the Company, any and all amounts vested and due to any such employee under the Company's Growth Participation Plan as in effect on the date hereof (up to a maximum aggregate amount of $284,000). Any amounts due to employees of the Company under the Company's Growth Participation Plan in excess of such $284,000 shall be the responsibility of Bowne.

                  9.03 Bowne Pension Plan. Bowne shall cause each employee of the Company participating in the Bowne Pension Plan and not yet vested therein to be fully vested on and as of the Closing Date with respect to all benefits accrued as of the Closing Date

                  9.04 Bowne Profit Sharing Plan. Bowne shall cause each employee of the Company participating in the Bowne Profit Sharing Plan and not yet vested therein to be fully vested on and as of the Closing Date with respect to all benefits accrued as of the Closing Date.

                  9.05 Employee Bonuses. Purchaser or the Company shall be responsible for and shall pay all bonus amounts earned by employees of the Company under any Benefit Plans in respect of the year ended October 31, 1996 up to a maximum of $250,000. Any bonus amounts due to employees of the Company in respect of such period in excess of $250,000 shall be the responsibility of Bowne.

                                    ARTICLE X

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

                  10.01 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the affairs of the Company or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Sellers and Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of Sellers and Purchaser contained in this Agreement will survive the Closing (a) indefinitely with respect to (i) the representations and warranties contained in Sections 2.02, 2.04, 2.27, 3.02 and
3.07 and (ii) the covenants and agreements contained in Sections 1.06, 14.03 and 14.05; (b) until sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Section 2.12 and Article VIII and (insofar as they relate to ERISA or the Code) Section 2.15 and Article IX; (c) until June 30, 1998 in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing or (d) with respect to each other covenant or agreement contained in this Agreement, until sixty (60) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely; provided that the termination of any representation, warranty, covenant or agreement in accordance with clause (b), (c) or (d) above will have no effect on any Claim Notice or Indemnity Notice (as applicable) that shall have been timely given under Article XI on or prior to such termination date.

                                   ARTICLE XI

                                 INDEMNIFICATION

                  11.01  Indemnification.

                  (a) Subject to paragraph (c) of this Section and the other Sections of this Article XI, Sellers shall indemnify severally and not jointly, in proportion to their respective share of the aggregate consideration received pursuant to this Agreement, the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of representation or warranty of Sellers contained in this Agreement determined in all cases as if the terms "material" or "materially" were not included therein), (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of Sellers contained in this Agreement, and (iii) any and all Liabilities relating to, or arising out of or in connection with the Appeal Assets or the operation of the Appeal Business.

                  (b) Subject to the other Sections of this Article XI, Purchaser shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of representation or warranty of the Purchaser contained in this Agreement, and (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement.

                  (c) No amounts of indemnity shall be payable in the case of a claim by any Indemnified Party under Section 11.01(a)(i) or 11.01(b)(i) (x) unless and until such Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in such Section in excess of $100,000 in the aggregate; in which event the Indemnified Parties shall be entitled to claim indemnity for Losses over and above such amount, and (y) in excess of $15,000,000 in the aggregate; provided that this paragraph (c) shall not apply to a breach of a representation or warranty contained in Section 2.02, 2.04, 2.06, 2.07 or 2.27. For the avoidance of doubt, the parties reiterate that any amounts payable by Sellers in respect of indemnity claims hereunder shall be payable severally, in proportion to their respective share of the aggregate consideration received hereunder.

                  (d) Notwithstanding anything to the contrary contained in this Agreement, Sellers shall have no liability under any provision of this Agreement for any Losses to the extent and only to the extent that such Losses result from or arise out of actions taken by Purchaser, the Company or their respective Affiliates after the Closing Date.

                  (e) Notwithstanding anything to the contrary contained in this
Article XI, this Article XI shall not apply to any Losses related to Taxes for which indemnifications are provided in Article VIII.

                  11.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 11.01 will be asserted and resolved as follows:

                  (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 11.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller or any Affiliate of Seller or of Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party as soon as is practicable and in any event within 30 days of the time that the Indemnified Party learns of such Third Party Claim. If the Indemnified Party fails so to provide the Claim Notice, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 11.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                  (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 11.02(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party in good faith or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full). The Indemnifying Party will be deemed to have waived its right to dispute its liability to the Indemnified Party under Section 11.01 with respect to any Third Party Claim as to which it elects to control the defense. The Indemnifying

         Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel, except that the Indemnifying Party will pay the costs and expenses of such separate counsel if in the Indemnified Party's good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 11.01 with respect to such Third Party Claim.

                  (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 11.02(a), or if the Indemnifying Party gives such notice but fails to prosecute or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified

         Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause
         (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation.

            (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 11.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party under
         Section 11.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following its final determination. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (c) of this Section 11.02.

                  (b) In the event any Indemnified Party should determine in good faith that it has a claim under Section 11.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 11.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following its final determination. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (c) of this Section 11.02.

                  (c) Any dispute submitted to arbitration pursuant to this
Section 11.02 shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (hereinafter sometimes called the "Board of Arbitration") selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for a third member possessing expertise or experience appropriate to the dispute jointly by the Indemnified Party and the Indemnifying Party. The Board of Arbitration shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a claim filed by the Indemnified Party. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the member of the Board of Arbitration appointed by such party, provided, however, that the expenses and fees of the third member of the Board of Arbitration and any other expenses of the Board of Arbitration not capable of being attributed to any one member shall be borne in equal parts by the Indemnifying Party and the Indemnified Party.

                                   ARTICLE XII

                                   TERMINATION

                  12.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (a) at any time before the Closing, by mutual written agreement of Sellers and Purchaser;

                  (b) at any time before the Closing, by Sellers or Purchaser, in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party; or

                  (c) at any time after January 31, 1997 by Sellers or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

                  12.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 12.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Sellers or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section
14.03 and confidentiality in Section 14.05 will continue to apply following any such termination. Nothing herein shall relieve either party from liability for any willful breach hereof.

                                  ARTICLE XIII

                                   DEFINITIONS

                  13.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

                  "Acquisition Proposal" means any proposal for a merger or other business combination to which the Company is a party or the direct or indirect acquisition of any equity interest in, or a substantial portion of the assets of, the Company, other than the transactions contemplated by this Agreement.

                  "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

                  "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

                  "Agreement" means this Stock Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto, as the same shall be amended from time to time.

                  "Appeal Assets" means the Assets and Properties of the Company used or held for use in operation of the Appeal Business.

                  "Appeal Business" means the Company's line of business pursuant to which the Company publishes, markets, sells and distributes the "Appeal Securities Act Handbook" and related products under the "Bowne Publishing" name.

                  "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

                  "Benefit Plan" means any Plan established by the Company, or any predecessor or Affiliate of any of the foregoing, existing at the Closing Date or prior thereto, to which the Company contributes or has contributed, or under which any employee, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

                  "Board of Arbitration" has the meaning ascribed to it in
Section 11.02(d).

                  "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

                  "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of New York and Massachusetts are authorized or obligated to close.

                  "Business or Condition of the Company" means the business, condition (financial or otherwise), results of operations, Assets and Properties of the Company.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

                  "CERCLIS" means the Comprehensive Environmental
Response and Liability Information System, as provided for by 40
C.F.R. Section 300.5.

                  "Claim Notice" means written notification pursuant to Section 11.02(a) of a Third Party Claim as to which indemnity under Section 11.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 11.01, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

                  "Closing" means the closing of the transactions contemplated by Section 1.03.

                  "Closing Date" means (a) the second Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections
6.04 through 6.07 and Sections 7.04 through 7.07 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and Sellers mutually agree upon in writing.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Common Stock" means the common stock, par value $0.01 per share, of the Company.

                  "Company" has the meaning ascribed to it in the forepart of this Agreement.

                  "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

                  "Defined Benefit Plan" means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

                  "Disclosure Schedule" means the record delivered to Purchaser by Sellers herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Sellers pursuant to this Agreement.

                  "Dispute Period" means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

                  "Environmental Law" means any Law or Order relating to the regulation or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "ERISA Affiliate" means any Person who is in the same controlled group of corporations or who is under common control with Sellers or, before the Closing, the Company (within the meaning of Section 414 of the Code).

                  "Financial Statements" means the financial statements of the Company delivered to Purchaser pursuant to Section 2.09 or 4.06.

                  "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period.

                  "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

                  "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls
(PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

                  "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

                  "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

                  "Indemnified Party" means any Person claiming indemnification under any provision of Article XI.

                  "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article XI.

                  "Indemnity Notice" means written notification pursuant to
Section 11.02(b) of a claim for indemnity under Article XI by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

                  "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, data bases and computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

                  "IRS" means the United States Internal Revenue Service.

                  "Knowledge of Sellers" or "Known to Sellers" means the knowledge of Robert G. Patterson, the Chief Executive Officer, President, Chief Financial Officer and Controller of Bowne, or any vice President of the Company.

                  "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                  "Liabilities" means all obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

                  "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

                  "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind.

                  "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment) actually suffered or named by any Person.

                  "Operative Agreements" means any support or other agreements to be entered into in connection with the transaction.

                  "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or
(ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

                  "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                  "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

                  "Pension Benefit Plan" means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

                  "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability or Indebtedness that is not yet due or delinquent,
(iii) any Lien disclosed in the Financial Statements, and (iv) any Lien or imperfection of title not materially affect the use of such property in the conduct of the business of the Company consistent with past practice.

                  "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                  "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

                  "Post-Closing Partial Period" means that portion of any Straddle Period beginning the day after the Closing Date and ending on the last day of the Straddle Period.

                  "Post-Closing Period" means a taxable period beginning after the Closing Date.

                  "Pre-Closing Partial Period" means that portion of any Straddle Period beginning on the first day of the Straddle Period and ending on and including the Closing Date.

                  "Pre-Closing Period" means any Tax period ending on or prior to the Closing Date and, with respect to any Straddle

Period, the portion of such Straddle Period that ends on and includes the Closing Date.

                  "Purchase Price" has the meaning ascribed to it in Section
 1.02.

                  "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

                  "Purchaser Indemnified Parties" means Purchaser and its officers, directors, employees, agents and Affiliates.

                  "Qualified Plan" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

                  "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

                  "Representatives" has the meaning ascribed to it in Section 4.03.

                  "Resolution Period" means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

                  "Sellers" has the meaning ascribed to it in the forepart of this Agreement.

                  "Seller Indemnified Parties" means each Seller and its officers, directors, employees, agents and Affiliates.

                  "Shares" has the meaning ascribed to it in the forepart of this Agreement.

                  "Straddle Period" means a taxable year or taxable period of the Company which begins before the Closing Date and ends after the Closing Date.

                  "Subject Defined Benefit Plan" means each Defined Benefit Plan listed and described in Section 2.15(a) of the Disclosure Schedule.

                  "Tax Benefit" means in the case of any Tax Return, the sum of the amount by which the Tax liability is reduced (or the Tax refund is increased) plus any interest relating to such Tax liability (or Tax refund), and in the case of a consolidated federal income Tax Return or similar state, local or other Tax Return, the sum of the amount by which the Tax liability of the affiliated group of corporations is reduced (or the Tax refund is increased) plus any interest from such government or jurisdiction relating to such Tax liability (or Tax refund).

                  "Tax Election" shall include, but is not limited to, any election, claim, disclaimer, waiver relating to any Tax, Tax Return, Tax Attribute or Tax Benefit.

                  "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company or any Subsidiary.

                  "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, other assessments, or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

                  "Third Party Claim" has the meaning ascribed to it in Section 11.02(a).

                  "Unaudited Financial Statement Date" means September 30, 1996.

                  "Unaudited Financial Statements" means the Financial Statements for the eleven month period ended September 30, 1996 of the Company delivered to Purchaser pursuant to Section 2.09.

                  "Year-End Financial Statement Date" means the fiscal year of the Company ending on October 31, 1996 for which Financial Statements are delivered to Purchaser pursuant to Section 2.09.

                  "Year-End Financial Statements" means the Financial Statements for the fiscal year of the Company ending on October 31, 1996 and delivered to Purchaser pursuant to Section 2.09.

                  (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section " refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE XIV

                                  MISCELLANEOUS

                  14.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Purchaser, to:

                  Primark Corporation
                  1000 Winter Street
                  Waltham, MA 02154
                  Facsimile No.:  (617) 890-6187
                  Attn:  Joseph E. Kasputys
                         Michael R. Kargula

                  with a copy to:

                  Milbank, Tweed, Hadley & McCloy
                  1 Chase Manhattan Plaza
                  New York, NY 10005
                  Facsimile No.:  (212) 530-5219
                  Attn:  John T. O'Connor

                  If to Bowne, to:

                  Bowne & Co., Inc.
                  345 Hudson Street
                  New York, NY 10014
                  Facsimile No.: (212) 229-7202
                  Attn:  Robert M. Johnson

                  with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY 10017
                  Facsimile No.:  (212) 455-2502
                  Attn:  Vincent Pagano, Jr.

                  If to Patterson or the Trust, to:

                  Robert G. Patterson
                  c/o Baseline Financial Services, Inc.
                  61 Broadway
                  New York, NY  10006
                  Facsimile No.:  (212) 785-0262

                  with a copy to:

                  Dyer S. Wadsworth
                  215 E. 48th Street
                  New York, NY  10017
                  Tel: (212) 688-8962

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

                  14.02 Entire Agreement. This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including without limitation that certain letter of intent between the parties dated September 30, 1996, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

                  14.03 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 12.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, and Sellers shall pay the costs and expenses of the Company, incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.

                  14.04 Public Announcements. At all times at or before the Closing, Sellers and Purchaser will consult with each other with respect to, and where reasonably practicable, prior to making, any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby. Sellers and Purchaser will also consult with each other with respect to the content of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement. Nothing contained in this Section 14.04 shall be deemed to prohibit any party from complying with any Law or any requirement of any stock exchange binding upon such party with respect to any public announcements.

                  14.05 Confidentiality. Each party hereto will hold, and will cause its Affiliates and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Company furnished by Sellers hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

                  14.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

                  14.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                  14.08 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article XI.

                  14.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article XI) to (i) a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (ii) any post-Closing purchaser of all of the issued and outstanding stock of the Company or a substantial part of its assets or (iii) any financial institution providing purchase money or other financing to Purchaser or the Company from time to time as collateral security for such financing, but no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                  14.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  14.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

                  14.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

                  14.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                           PRIMARK CORPORATION

                                           By:  /s/ Joseph E. Kasputys
                                              --------------------------------
                                              Name: Joseph E. Kasputys
                                              Title: Chairman, President & CEO

                                           BOWNE & CO., INC.

                                           By: /s/ R. H. Johnson
                                              --------------------------------
                                              Name:
                                              Title: Chairman & CEO

                                               /s/ Robert G. Patterson
                                              --------------------------------
                                              Robert G. Patterson


                                           ROB and MOLLY PATTERSON TRUST

                                           By: /s/ Robert G. Patterson, Trustee
                                              ---------------------------------
                                              Robert G. Patterson, Trustee